EXHIBIT 5

                                Hunton & Williams
                              951 East Byrd Street
                             Riverfront Plaza, East
                               Richmond, VA 23219





                                                          File No.: 27789.000244
                                                     Direct Dial: (804) 788-8267

                               September 23, 1998




Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                       Registration Statement on Form S-3
                         572,366 Shares of Common Stock

Gentlemen:

         We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 572,366 shares of Common Stock, $1 par value, of the Company (the "Redemption Shares"). The Redemption Shares are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on September 25, 1998. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

         We are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

         2. When the Redemption Shares have been issued to the Unitholders, as described in the Registration Statement, the Redemption Shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus included therein.

                                Very truly yours,

                                HUNTON & WILLIAMS